Exhibit 99.1

1440 Davey Road
Woodridge, IL 60517
(Phone) 630.739.6744
(Fax) 630.739.6754
www.advancedlifesciences.com

FOR IMMEDIATE RELEASE	Company Contact: Joe Camp 630-754-4352 Email: jcamp@advancedlifesciences.com

March 11, 2010

Advanced Life Sciences Announces 2009 Fourth Quarter and Full Year Financial Results

CHICAGO, IL, March 11, 2010/PRNewswire/: — Advanced Life Sciences Holdings, Inc. (OTCBB: ADLS), a biopharmaceutical company engaged in the discovery, development and commercialization of novel drugs in the therapeutic areas of infection, oncology and respiratory diseases, today announced its financial results for the fourth quarter and full year ended December 31, 2009.

The net loss allocable to common shareholders for the three months ended December 31, 2009 was $1.5 million or ($0.02) per share compared to a net loss allocable to common shareholders of $2.8 million or ($0.07) per share for the three months ended December 31, 2008.  The net loss allocable to common shareholders for the full year 2009 was $9.3 million or ($0.16) per share compared to a net loss allocable to common shareholders of $23.0 million or ($0.59) per share for 2008.  The decrease in the net loss for the full year 2009 is due to decreased costs involved in the clinical activities and regulatory review of the Company’s lead compound RestanzaTM.

The Company used approximately $3.1 million in cash in the fourth quarter of 2009 and ended the year with cash totaling $2.8 million.  Cash use for the full year was $12.1 million.

Dr. Michael Flavin, Chairman and Chief Executive Officer of Advanced Life Sciences, commented: “We are excited about the opportunities that lie ahead in 2010 as we pursue a focused strategy to position Restanza, our once-daily, oral antibiotic, for success on two major fronts: community acquired bacterial pneumonia (CABP) and biodefense. We plan to continue to work with the U.S. Food and Drug Administration (FDA) to complete a Special Protocol Assessment (SPA) that will lay the groundwork for initiating registration studies for development of Restanza in CABP. We are also continuing to work with Pfizer, our Asia-Pacific regional partner, on development and commercialization plans. In the area of biodefense, we plan to capitalize on our 2009 achievements, which included generating strong, positive data in four pivotal animal trials and receiving $3.8 million from the Department of Defense to study Restanza further as a potential broad-spectrum medical countermeasure. In 2010, we have an opportunity to secure additional non-dilutive capital through government development contracts which may also position us advantageously for procurement discussions with Department of Defense and Health and Human Services. We are also pursuing additional corporate partnerships as well as advancing additional formulations for hospital and pediatric indications with the goal of capturing the full value of the Restanza franchise.”

Full Year Expense Analysis, 2009 versus 2008:

•                  Research and development expense.  Total research and development expense decreased $11.2 million to approximately $4.5 million for the year ended December 31, 2009 from approximately $15.7 million for the year ended December 31, 2008.  The decrease in R&D expense is related to reduced development costs associated with Restanza.

•                  General and administrative expense.  General and administrative expense decreased $0.8 million to $6.3 million for the year ended December 31, 2009 from $7.1 million for the year ended December 31, 2008.

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Fourth Quarter Expense Analysis, 2009 versus 2008:

•                  Research and development expense.  Total research and development expense increased $0.4 million to approximately $1.3 million for the three months ended December 31, 2009 from approximately $0.9 million for the three months ended December 31, 2008.

•                  General and administrative expense.  General and administrative expense decreased $1.0 million to $0.9 million for the three months ended December 31, 2009 from approximately $1.9 million for the three months ended December 31, 2008.

Financial Guidance for 2010

On March 10, 2010, the Company filed a Form S-1 registration statement with the Securities and Exchange Commission (SEC) to provide the Company with the flexibility to meet its financing needs for 2010 initiatives.  The Company also terminated its Standby Equity Distribution Agreement (SEDA) with YA Global Investments and has withdrawn the Form S-3 with the SEC that allowed for sales of its common stock through the SEDA.

Conference Call Details

Advanced Life Sciences will host a conference call and live webcast at 9:00 a.m. Eastern Time on Thursday, March 11, 2010 to discuss the Company’s fourth quarter and full year financial results.  The conference call will be webcast simultaneously over the Internet. Please visit the Investor Relations section of the Advanced Life Sciences corporate website www.advancedlifesciences.com. Alternatively, callers may participate in the conference call by dialing 888.713.4217 (domestic) or 617.213.4869 (international). The passcode for the conference call is 69970533. A replay of the conference call will be available until May 11, 2010. Callers may access the telephone replay by dialing 888-286-8010 (domestic) or 617-801-6888 (international), passcode 82887406. Investors are advised to dial into the call at least ten minutes prior to the call to register. Participants may pre-register for the call at https://www.theconferencingservice.com/prereg/key.process?key=PKX3JLJW4. Pre-registrants will be issued a pin number to use when dialing into the live call which will provide quick access to the conference by bypassing the operator upon connection.

About Community Acquired Bacterial Pneumonia (CABP)

CABP is the sixth most common cause of death in the United States. CABP and other respiratory tract infections are caused by pathogens such as Streptococcus pneumoniae and Haemophilus influenzae.  Approximately 5.6 million cases of CABP are diagnosed each year in the United States with 10 million physician visits, resulting in an estimated total annual expenditure of $2.0 billion for prescribed antibiotics to treat CABP.  CABP is potentially fatal if not treated properly, and the bacteria that cause CABP are developing resistance to current standard of care treatments.

Macrolides and penicillins are currently the front-line treatments for respiratory tract infections such as CABP.   As macrolide and penicillin resistance grows and has the potential to cause more clinical failures, there is a need for new antibiotics with unique mechanisms of action that can overcome this emerging resistance.

About Restanza

Restanza is a novel, once-a-day, oral antibiotic that is in late stage development for the treatment of CABP and biodefense pathogens. It has shown higher in vitro potency and a broader range of activity than macrolides against Gram-positive bacteria associated with respiratory tract infections and appears to be effective against penicillin-, macrolide- and fluoroquinolone-resistant bacteria. Restanza’s demonstrated potency and ability to overcome bacterial resistance may be due to its mechanism of action resulting in specificity for its bacterial target. In addition to its utility in CABP, Restanza is also being investigated for the prophylactic treatment of inhalation anthrax post-exposure and other high priority biodefense pathogens, including plague and tularemia. The FDA has designated Restanza as an orphan drug for the prophylactic treatment of inhalation anthrax post exposure, as well as for use in treating plague and tularemia, but the drug is not yet approved for these or any other indications.

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About Advanced Life Sciences

Advanced Life Sciences is a biopharmaceutical company engaged in the discovery, development and commercialization of novel drugs in the therapeutic areas of infection, cancer and respiratory diseases. The Company’s lead candidate, Restanza, is a novel once-a-day oral antibiotic in late-stage development for the treatment of respiratory tract infections including CABP and biodefense pathogens including anthrax, plague and tularemia. For more information, please visit us on the web at www.advancedlifesciences.com or follow us on twitter at http://twitter.com/advancedlifesci.

Forward-Looking Statements

Any statements contained in this press release that relate to future plans, events or performance are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  Forward-looking statements represent our management’s judgment regarding future events.  The Company does not undertake any obligations to update any forward-looking statements whether as a result of new information, future events or otherwise.  Our actual results could differ materially from those discussed herein due to several factors including the success and timing of our clinical trials and our ability to obtain and maintain regulatory approval and labeling of our product candidates; our plans to develop and commercialize our product candidates; the loss of key scientific or management personnel; the size and growth of potential markets for our product candidates and our ability to serve those markets; regulatory developments in the U.S. and foreign countries; the rate and degree of market acceptance of any future products; the accuracy of our estimates regarding expenses, future revenues and capital requirements; our ability to obtain financing on terms acceptable to us; our ability to obtain and maintain intellectual property protection for our product candidates; the successful development of our sales and marketing capabilities; the success of competing drugs that become available; and the performance of third party collaborators and manufacturers.  These and additional risks and uncertainties are detailed in the Company’s filings with the Securities and Exchange Commission.

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ADVANCED LIFE SCIENCES HOLDINGS, INC. AND SUBSIDIARY

(A Development Stage Company)

CONSOLIDATED BALANCE SHEETS

	December 31,	December 31,
	2009	2008

ASSETS

CURRENT ASSETS:
Cash and cash equivalents	$2,841,801	$1,527,108
Grant receivable	530,219	63,444
Prepaid insurance	111,761	227,313
Other prepaid expenses and deposits	88,535	143,808

Total current assets	3,572,316	1,961,673

PROPERTY AND EQUIPMENT:
Furniture and fixtures	244,072	244,072
Laboratory equipment	—	159,186
Computer software and equipment	258,786	258,786
Leasehold improvements	177,253	505,804

Total property and equipment—at cost	680,111	1,167,848
Less accumulated depreciation	(624,158)	(760,329)

Property and equipment—net	55,953	407,519

OTHER ASSETS:
Commercial launch materials	2,760,936	—
Deferred offering and financing costs	13,566	450,861
Other long-term assets	25,000	—

Total other assets	2,799,502	450,861

TOTAL ASSETS	$6,427,771	$2,820,053

LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)

CURRENT LIABILITIES:
Accounts payable	$604,334	$1,379,941
Accrued clinical trial and NDA expenses	—	458,260
Accrued payroll	664,436	506,537
Other accrued expenses	661,504	352,466
Accrued interest payable	73,194	72,572
Short-term lease payable	4,350	8,468

Total current liabilities	2,007,818	2,778,244

Long-term lease payable	—	4,350
Long-term grant payable	500,000	500,000
Long-term notes payable - related party	2,000,000	2,000,000
Line of credit	10,000,000	9,915,000

Total liabilities	14,507,818	15,197,594

COMMITMENTS AND CONTINGENCIES

STOCKHOLDERS’ EQUITY (DEFICIT):
Common stock, $0.01 par value—120,000,000 shares authorized; 84,925,010 issued and outstanding at December 31, 2009; 40,810,932 shares issued and outstanding at December 31, 2008	849,250	408,109
Additional paid-in capital	122,621,392	109,601,807
Deficit accumulated during the development stage	(131,550,689)	(122,387,457)
Noncontrolling interest in subsidiary	—	—

Total equity (deficit)	(8,080,047)	(12,377,541)

TOTAL LIABILITIES AND EQUITY (DEFICIT)	$6,427,771	$2,820,053

ADVANCED LIFE SCIENCES HOLDINGS, INC. AND SUBSIDIARY

(A Development Stage Company)

CONSOLIDATED STATEMENTS OF OPERATIONS

					Period From
					Inception
					(January 1, 1999)
	Three months ended December 31,		Twelve months ended December 31,		Through
	2009	2008	2009	2008	December 31, 2009
Revenue:
Management fees	$—	$—	$—	$—	$1,161,180
Grants	1,057,952	208,824	2,793,191	240,830	4,069,592
Royalty—related party	—	—	—	—	45,238

Total revenue	1,057,952	208,824	2,793,191	240,830	5,276,010

Expenses:
Research and development	1,302,221	911,120	4,462,281	15,709,293	95,042,682
Contracted research and development— related party	—	—	—	—	7,980,299
Selling, general and administrative	921,706	1,878,971	6,322,849	7,116,549	33,371,486

Total expenses	2,223,927	2,790,091	10,785,130	22,825,842	136,394,467

Loss from operations	(1,165,975)	(2,581,267)	(7,991,939)	(22,585,012)	(131,118,457)

Net other (income) expense:
Interest income	(2,225)	(22,517)	(11,561)	(306,846)	(2,960,423)
Interest expense	262,561	215,407	1,036,762	525,703	4,185,615
Other (income) expense, net	26,643	—	146,092	—	146,092
Gain on sale of interest in Sarawak Medichem Pharmaceuticals joint venture	—	—	—	—	(939,052)

Net other (income) expense	286,979	192,890	1,171,293	218,857	432,232

Net loss	(1,452,954)	(2,774,157)	(9,163,232)	(22,803,869)	(131,550,689)

Less net loss attributable to the noncontrolling interest in subsidiary	—	—	—	—	—

Net loss attributable to Advanced Life Sciences Holdings, Inc.	(1,452,954)	(2,774,157)	(9,163,232)	(22,803,869)	(131,550,689)

Less accumulated preferred stock dividends of subsidiary for the period	43,750	43,750	175,000	175,000	1,844,792

Net loss available to common shareholders	$(1,496,704)	$(2,817,907)	$(9,338,232)	$(22,978,869)	$(133,395,481)

Net loss per share available to common shareholders - basic and diluted	$(0.02)	$(0.07)	$(0.16)	$(0.59)

Weighted average shares outstanding - basic and diluted	79,087,262	40,808,378	57,781,126	39,098,943